SUBJECT: **Cash Retention Award**

DATE: May 1, 2020

TO: Rusty Zay

FROM: Chris Killingstad and Dave Huml

Rusty,

We are pleased to let you know that this week, the Compensation Committee has approved a $650,000 cash retention award (the "Retention Award") for you on the terms set forth below.

The terms of the cash Retention Award are as follows:

- If you remain continuously employed by the Company through the later of (i) December 7, 2021 or (ii) six months after the effective date of the appointment of a successor to the current CEO (the "Retention Date"), you will receive the Retention Award in one lump sum cash payment of $650,000, which payment will be made within thirty days following the Retention Date.

- If your employment with the Company terminates due to death or Disability (as defined in Tennant's 2020 Stock Incentive Plan) prior to the Retention Date, then a pro rata portion of the Retention Award shall be paid to you (or your estate). The pro rata portion shall be determined by utilizing a fraction, the numerator of which is the number of days between March 17, 2020 and the date your employment terminates due to death or Disability, and the denominator of which is the number of days between March 17, 2020 and the Retention Date, which payment will be made within thirty days following the Retention Date.

- In the event of a Change of Control (as defined in Tennant's 2020 Stock Incentive Plan) of the Company prior to the Retention Date, the full Retention Award of $650,000 shall be paid to you within thirty days following the Change of Control.

- Any payment due to you under the terms of this cash retention award shall be less applicable tax withholdings.

- This letter represents the entire agreement between you and the Company related to your eligibility for a retention award. Nothing in this letter alters your at-will employment status with the Company.

We are both very pleased that you remain committed to Tennant and have jumped right into your new job duties. Despite the current challenges we are facing, we believe Tennant Company has great potential as we continue to execute our GPS, and we believe your leadership will make a huge difference during our strategic journey. Thank you for your dedication to Tennant and for all you do every day to ensure Tennant's success. If you have any questions regarding what is represented in this memo, please do not hesitate to contact either of us or Carol McKnight.